Designated Filer:	Nathan Lindenbaum
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Explanation of Responses:

(1)
This Form 3/A corrects the Form 3 filed June 29, 2015 (the “Original Form 3”), which mistakenly stated that the Victoria & Ben Feder 1996 Children’s Trust (the “1996 Children’s Trust”) and the Victoria & Benjamin Feder 2012 Children’s Trust (the “2012 Children’s Trust”) held, respectively, 9,875 and 87,327 shares of Common Stock.  This Form 3/A reflects that (i) the 1996 Children’s Trust, from the time the Reporting Persons (defined below) were first identified as persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and to date, did not and does not hold any shares of Common Stock, (ii) the 9,875 shares mistakenly reported as held by the 1996 Children’s Trust were and are held by the 2012 Children’s Trust, and (iii) the 87,327 shares mistakenly reported as held by the 2012 Children’s Trust were and are held by the Victoria L Feder 2012 GST Trust (the “2012 GST Trust”), which was mistakenly not identified as a Reporting Person. The trustees of the foregoing trusts may be deemed to have a pecuniary interest in the Common Stock held directly by such trusts.  As a result of these changes, among other things, the 1996 Children’s Trust and Ray Lindenbaum have ceased to be and should not have been subject to Section 16 of the Exchange Act, and the 2012 GST Trust and Benjamin Feder, a trustee of the 2012 GST Trust, have been added as Reporting Persons.  References to the Reporting Persons in the Original Form 3 and any subsequent Form 3/A or Form 4 filed on behalf of the Reporting Persons should be read to include the 2012 GST Trust and Benjamin Feder and to exclude the 1996 Children’s Trust and Ray Lindenbaum. This Form 3/A also corrects the Reporting Persons’ holdings disclosed in any Form 3/A or Form 4 filed subsequently to the Original Form 3.

(2)
This Form 3/A is filed on behalf of Nathan Lindenbaum, Benjamin Feder, Shai Tambor, the 2012 Children’s Trust, the 2012 GST Trust, the 1996 Children’s Trust and Ray Lindenbaum (collectively, the “Reporting Persons”). Nathan Lindenbaum directly holds Common Stock and is a trustee of the 2012 Children’s Trust and may be deemed to have a pecuniary interest in the Common Stock directly held by such entity. Benjamin Feder is a trustee of the 2012 GST Trust and may be deemed to have a pecuniary interest in the Common Stock directly held by such entity. Shai Tambor is a trustee of the 2012 Children’s Trust and the 2012 GST Trust and may be deemed to have a pecuniary interest in the Common Stock directly held by such entities. Benjamin Feder and Shai Tambor each disclaims beneficial ownership of Common Stock held directly by Nathan Lindenbaum.

(3)	Common Stock held directly by the 2012 Children’s Trust.

(4)	Common Stock held directly by the 2012 GST Trust.